                                                                    EXHIBIT (21)

                                     SUBSIDIARIES

The following schedule lists the Company and its subsidiaries, all of which are directly or indirectly wholly owned, their respective states of incorporation, and by indentation the immediate parent of each listed subsidiary, on March 20, 1998. The schedule includes all subsidiaries except those that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                                          PLACE OF
          NAME                                          INCORPORATION
          ----                                          --------------

BRC Holdings, Inc.                                        Delaware
   BRC Technology Services, Inc.                          Delaware
   BRC Healthcare, Inc.                                   Oregon
     Latron Holdings, Inc.                                Oregon
        Latron Computer Systems, Inc.                     New Jersey
   Business Records Corporation                           Delaware
   Coding Systems, Inc.                                   Texas
   Clinical Resource Systems, Inc.                        Texas
   Cronus/ESL, Inc.                                       Delaware
   Dash Data Processing Corporation                       Texas
   Logan Services, Inc.                                   Delaware
   The Pace Group, Inc.                                   Texas
     Pace Acquisition II, Inc.                            Texas
     The Pace Group Services, Inc.                        Texas